TuHURA Biosciences Reports Third Quarter 2026 Financial Results and Provides a Corporate Update

TAMPA, Fla., Nov. 13, 2026 -- TuHURA Biosciences, Inc. (NASDAQ:HURA) (“TuHURA” or the “Company”), a Phase 3 immuno-oncology company developing novel therapeutics to overcome resistance to cancer immunotherapy, today reported financial results for the Company's third quarter ended September 30, 2026, and provided a corporate update.

"We continue to make significant progress across each of our programs. In October, we shared our first look at data from our open-label front line study of IFx-2.0 with Keytruda® in patients with deep-seated metastatic Merkel cell carcinoma, which showed durable, major objective anti-tumor responses in the first three patients with all responses ongoing for more than six months," said Dr. James Bianco, President and Chief Executive Officer of TuHURA Biosciences. "Working collaboratively with the FDA, we received clearance to begin our Phase 1b study of TBS-2025, our VISTA-inhibiting antibody, in relapsed/refractory mutNPM1 acute myeloid leukemia (AML), a molecularly defined subset of AML where the presence of VISTA on leukemic cells is associated with poor response to therapy and survival.”

Dr. Bianco continued, “We will have a strong presence again this year at the upcoming American Society of Hematology (ASH) Annual Meeting in December with 3 poster presentations highlighting our Delta Opioid Receptor (DOR) technology. The ASH scientific review committee recognized the importance of our discoveries of the central role the DOR plays in controlling proliferation, recruitment and immunosuppressive capabilities of MDSCs, the body’s main cell type for suppressing immune responses leading to acquired resistance to cancer immunotherapies.”

“With meaningful progress having been made in each of our programs, we believe we are well positioned to deliver on several transformational potential milestones. Having continuing access to a $50mm credit facility from our largest shareholder has allowed us to fund operations in a non-dilutive manner benefiting shareholders as we continue driving towards these value-creating events,” Dr. Bianco concluded.

Third Quarter and Recent Corporate Highlights:

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Announced three poster presentations at the 68th American Society of Hematology (ASH) Annual Meeting and Exposition taking place December 12-15, 2026, in New Orleans. The posters highlight research on the role of the Delta Opioid Receptor (DOR) in controlling the immunosuppressive capabilities of myeloid-derived suppressor cells (MDSCs), and the data underscore the potential therapeutic breadth of DOR technology across MDSCs, T regs and M2 macrophages.

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Provided a first look at data from its open-label study of IFx-2.0 as an adjunctive therapy to Keytruda® in first line treatment of patients with deep seated metastatic Merkel Cell Carcinoma. Preliminary results demonstrated major objective partial responses in each of the first 3 patients, constituting major objective tumor responses, which are ongoing for more than six months.

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Received a new U.S. Patent broadening coverage for its VISTA Inhibitor, TBS-2025. The patent extends coverage to include bispecific/multi-specific antibodies across all classes of human antibodies as well as coverage for methods of treatment that extend beyond cancer, expanding into new treatment areas like autoimmune disease and infection. The patent term extends to 2042, prior to any potential patent term adjustment and/or regulatory patent term extension.

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Received key U.S. patent for its groundbreaking Delta Opioid Receptor (DOR) Antibody Drug Conjugate (ADC) technology. The patent discloses uses beyond ADCs, including autologous or allogeneic adoptive cellular immunotherapies like CAR-T, Tregs or TIL cell therapies. The term of the patent runs through 2043 before any patent term extension.

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Well funded to achieve clinical goals. The Parkview loan facility contributed $5.6 million in non-dilutive financing during the quarter ended September 30, 2026. This facility allows the Company to operationally proceed on all fronts while maintaining shareholder value. This facility also allows the Company to focus exclusively on operational goals.

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Received FDA "Study May Proceed" notice and IND clearance for the evaluation of its VISTA-Inhibiting Antibody in molecularly defined subsets of AML and other blood-related cancers. The IND allows the Company to examine TBS-2025 in a Phase 1b study evaluating the safety and potential efficacy of monotherapy at different doses in patients with relapsed/refractory (r/r) mutNPM1 AML who have failed to respond to or relapsed after Menin inhibitor therapy. If TBS-2025 results in encouraging response rates during the dose-optimization stage of the study, the

Company will explore with the FDA the potential expansion of the trial in consideration for the opportunity for accelerated approval.

Currently Anticipated Milestones by Program

IFx-2.0 (Innate Immune Agonist)

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2H 2026: Expect to receive orphan drug designation in MCC
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1H2027: Expect preliminary results from front-line study IFX-2.0 with Keytruda® when administered by CT or ultrasound-guided techniques to metastatic deep seated MCC
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2H 2027: Expect to complete enrollment in the Company’s Phase 3 registrational front-line study of IFx-2.0 as adjunctive therapy to Keytruda® in advanced or metastatic MCC

TBS-2025 (VISTA inhibiting mAb)

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2H 2026: Expect to initiate a Phase 1b/2 trial of TBS-2025 VISTA inhibiting antibody in mutNPM1 r/r AML
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1H 2027: Expect to receive orphan drug designation in AML
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1H 2027: Expect preliminary safety and response data for VISTA in mutated NMP1 r/r AML

MDSC Inhibitors (Bi-specific ADCs)

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2H 2026: Presentations at ASH
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2H 2026: Initiation of ADC in vivo POC studies

Summary of Financial Results for the Third Quarter 2026

Cash and cash equivalents of $1.9 million at September 30, 2026. The Company received $9.2 million in gross proceeds as of September 30, 2026, on the Parkview credit facility.

Research and development expenses were $3.7 million and $5.0 million for the 3 months ended September 30, 2026, and 2025, respectively. The decrease of $1.3 million was due to lower manufacturing costs, which are expected to resume in the next quarter with the start of the TBS-2025 clinical trial material manufacturing campaign.

General and administrative (G&A) expenses were $2.0 million and $1.6 million for the 3 months ended September 30, 2026, and 2025, respectively. The increase of $0.4 million was primarily due to increases in non-cash stock compensation expense and costs associated with being a public company.

Net cash outflows from operating activities were ($18.1) million and ($22.1) million for the 9 months ended September 30, 2026, and 2025, respectively.

Net cash flows from financing activities were $16.5 million and $13.4 million for the 9 months ended September 30, 2026, and 2025, respectively.

Total common shares outstanding were approximately 65.8 million at September 30, 2026.

About TuHURA Biosciences, Inc.
TuHURA Biosciences, Inc. (NASDAQ: HURA) is a Phase 3 immuno-oncology company developing novel technologies to overcome primary and acquired resistance to cancer immunotherapy, two of the most common reasons cancer immunotherapies fail to work or stop working in the majority of patients with cancer.

TuHURA's lead innate immune agonist, IFx-2.0, is designed to overcome primary resistance to checkpoint inhibitors. TuHURA has initiated a single randomized placebo-controlled Phase 3 registration trial of IFx-2.0 administered as an adjunctive therapy to Keytruda® (pembrolizumab) compared to Keytruda® plus placebo in first-line treatment for advanced or metastatic Merkel Cell Carcinoma.

In addition to its innate immune agonist product candidates, TuHURA is developing TBS-2025, its VISTA-inhibiting mAb in a Phase 1b clinical trial in patients with mutNPM1 r/r AML, a molecularly defined subgroup that represents approximately 35% of patients with AML. TuHURA is also leveraging its Delta Opioid Receptor technology to develop first-in-class, bi-specific, bi-functional antibody drug conjugates (ADCs) targeting Myeloid-Derived Suppressor Cells to inhibit their immune-suppressing effects on the tumor microenvironment to prevent T cell exhaustion and acquired resistance to checkpoint inhibitors and cellular therapies.

For more information, please visit www.tuhurabio.com and connect with TuHURA on Facebook, X, and LinkedIn.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of, and subject to the safe harbor created by, Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and other future conditions. In some cases, you can identify these statements by forward-looking words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "could," "should," "would," "project," "plan," "expect," "goal," "seek," "future," "likely," or the negative or plural of these words or similar expressions. Our statements in this press release regarding our ongoing research programs and studies are an example of such forward-looking statements. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in these forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the risk that funds available under the Company’s credit facility may be insufficient to fund the Company’s operations and development programs to the extent anticipated; risks associated with conducting the ongoing Phase 3 trial for IFx.20; the risks associated with continuing the development of TBS-2025 and our DOR technologies and our planned Phase 1b trial for TBS-2025; risks related to patient enrollment, trial design, data outcomes and regulatory interactions; uncertainty regarding the timing and likelihood of milestones and regulatory approvals; and the other risks described from time to time in detail in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed on March 31, 2026, and TuHURA's other reports and filings with the SEC from time to time, which are available on TuHURA's website and at www.sec.gov.

The forward-looking statements and other information contained in this press release are made as of the date hereof, and TuHURA does not undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

Investor Contact:

Monique Kosse

Gilmartin Group

Monique@GilmartinIR.com